EXHIBIT 4.1
THE TOWN AND COUNTRY TRUST,
AND

THE BANK OF NEW YORK,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of December 1, 2005

     FIRST SUPPLEMENTAL INDENTURE, dated as of December 1, 2005, among The Town and Country Trust, a Maryland real estate investment trust (the “Company”) and The Bank of New York, a New York banking corporation, as trustee (herein called the “Trustee”). Terms not defined herein shall have the meanings assigned to them in the Indenture (as defined below).
RECITALS OF THE COMPANY
     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of August 4, 2003 (the “Indenture”), relating to the Company’s 5.375% Convertible Senior Notes due 2023 (the “Notes”);
     WHEREAS, Section 10.01 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture, without the consent of any Holder, to, among other things, make a correction to or cure any ambiguity in the Indenture or to make any change that does not adversely affect the rights of any holder of the Notes under the Indenture; and
     WHEREAS, the Company has determined that this First Supplemental Indenture complies with Section 10.01 of the Indenture and does not require the consent of any Holders and, on the basis of the foregoing, the Trustee acknowledges that this First Supplemental Indenture is in form satisfactory to it.
     NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders, as follows:
ARTICLE I
AMENDMENT OF INDENTURE
     SECTION 1.1. Amendment. Section 14.05(e) of the Indenture is hereby amended by the deletion of the first clause of the first sentence thereof and the substitution therefor of “In case the Company shall make cash distributions on its Common Shares in any fiscal quarter in excess of $0.43 per Common Share (appropriately adjusted for any share dividends on or subdivisions or combinations of the Common Shares),...”.

ARTICLE II
ACCEPTANCE OF SUPPLEMENTAL INDENTURE
     SECTION 2.1. Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
ARTICLE III
GENERAL PROVISIONS
     SECTION 3.1. Effect of Supplemental Indenture. On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
     SECTION 3.2. Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.
     SECTION 3.3. Incorporation of Indenture. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
     SECTION 3.4. Headings. The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.
     SECTION 3.5. Counterparts. This First Supplemental Indenture maybe executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     SECTION 3.6. Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.
     SECTION 3.7. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

     SECTION 3.8. Successors. All covenants and agreements in this First Supplemental Indenture by the Company shall be binding upon and accrue to benefit of their respective successors. All covenants and agreements in this First Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors.
     SECTION 3.9. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 3.10. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to, and shall not be responsible for, the validity or sufficiency of this First Supplemental Indenture.
     SECTION 3.11. Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     SECTION 3.12. GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

THE TOWN AND COUNTRY TRUST
By:	/s/ Daniel G. Berick

Name: Daniel G. Berick Title: Secretary
THE BANK OF NEW YORK, as Trustee
By:	/s/ Patricia Gallagher

Name: Patricia Gallagher Title: Vice President